Exhibit 99.1

NEWS RELEASE

Contact	Justin Coe	Armin Ward	Joe Calabrese
	Chief Accounting Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES $17 MILLION ADVISORY FEE WAIVER, SHARE PURCHASE COMMITMENT FROM ASHFORD INC. AND TERMINATION OF ATM PROGRAM

DALLAS, October 20, 2026 -- Ashford Hospitality Trust, Inc. (NYSE: AHT or the “Company”) today announced that its advisor, Ashford Inc., has agreed to waive approximately $17 million of advisory fees that would otherwise be earned over the next six months and to purchase 2.5% of the Company’s outstanding common stock in the open market each quarter, and that the Company has terminated its at-the-market equity offering program. The fee waiver and the share purchase agreement were approved by the independent members of the Company’s Board of Directors. These actions are intended to strengthen the Company’s liquidity and further align the interests of its advisor with those of its stockholders.

“The independent directors approached these agreements with two goals: improve the Company’s liquidity and put our advisor’s capital alongside our stockholders’,” said Amish Gupta, Vice Chairman and Lead Independent Director. “The fee waiver keeps approximately $17 million in the Company over the next six months. The share purchase agreement goes further. Ashford Inc. has committed to buy our common stock every quarter, and if it falls short, it owes the Company a fee credit worth 150% of the volume weighted average price for every share it did not buy. That structure ties our advisor’s interests directly to those of our common stockholders.”

“Ashford Inc. has advised Ashford Trust since 2014, and we are committed to its long-term success,” said Hector Sanchez, President of Ashford Inc. “These agreements put that commitment in concrete terms. We are forgoing six months of fees and investing our own capital in Ashford Trust’s common stock every quarter, alongside its stockholders.”

Advisory Fee Waiver

Ashford Inc. has irrevocably waived the base and incentive advisory fees that would otherwise accrue for advisory services provided during the six-month period from November 2026 through April 2027. The waived fees will not become payable at any time. The Company expects the waiver to save approximately $17 million, or approximately $2.60 per common share.

Share Purchase Agreement

Under a share purchase agreement entered into today, Ashford Inc. has committed to purchase, in the open market, a number of shares of the Company’s common stock equal to 2.5% of the Company’s outstanding common stock for each calendar quarter, beginning with the quarter ended September 30, 2026. Based on the approximately 6.47 million shares of common stock currently outstanding, the initial quarterly commitment equals approximately 162,000 shares. Ashford Inc. has six months after the end of each quarter to complete that quarter’s purchases, so purchases for the quarter ended September 30, 2026 must be completed by March 31, 2027. If it does not purchase the full amount within that period, Ashford Inc. must provide the Company with a credit against future advisory fees equal to 150% of the volume-weighted average price of the common stock over that six-month period for each share not purchased.

Ashford Inc. will make purchases under a trading plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 or during open trading windows, in each case in accordance with applicable securities laws. The Company will not issue or sell any shares directly to Ashford Inc. under the agreement. Purchases are subject to the ownership limits in the Company’s charter and its rights agreement, and the agreement has a term of up to three years, ending earlier in certain circumstances, including when Ashford Inc. reaches those limits.

Termination of At-the-Market Program

The Company has terminated its equity distribution agreement with Virtu Americas LLC, dated April 11, 2022, under which the Company could sell its common stock in at-the-market offerings. The Company no longer has an at-the-market program through which it could issue additional common stock.

Additional information regarding the fee waiver and the share purchase agreement will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; the expected savings from the advisory fee waiver; the timing, number and prices of any purchases of our common stock by Ashford Inc. and the amount of any fee credits under the share purchase agreement; our ability to maintain the listing of our common stock on the New York Stock Exchange; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.